Exhibit 99.1

A Message from the President
December 9, 2002

Dear Rubicon Medical Shareholder:

Given the events of the past few months, I thought it would be appropriate to take a few moments to bring you up to speed on some recent developments at Rubicon Medical, as well as some of our plans for the near future.

As you are probably aware, Rubicon announced in October 2002 that it had amended its Exclusive License and Development Agreement with Abbott Laboratories for the Guardian balloon embolic protection system.

As explained in a Rubicon news release, as part of the amended agreement "Abbott Laboratories has paid Rubicon Medical a one-time payment of $2.3 million, and granted Rubicon a worldwide license to all patents that have been developed by Abbott pertaining to the Guardian System. In addition to receiving rights to the Abbott patents, Abbott will transfer back to Rubicon all of the patent rights it received under the terms of the Exclusive License and Development Agreement. Rubicon will grant Abbott a right of first negotiation for manufacturing and distribution rights if regulatory approval has been obtained in Europe or the United States by Rubicon for either carotid or saphenous vein graft indications." More detailed information about the amended agreement is contained in the current report on Form 8-K filed with the Securities and Exchange Commission on October 16, 2002.

Rubicon has now completed the transfer of all Guardian assets from Abbott, giving Rubicon complete control of the Guardian System, although we will obviously continue to collaborate with Abbott on related patent and intellectual property issues in the future. In addition, after an in-depth review of the distal balloon embolic protection marketplace, our Guardian technologies, and current conditions (both inside Rubicon and within the industry), we have decided to attempt to license or sell the Guardian System and its related assets.

In part, this decision stems from our belief that we do not currently possess the financial capability and personnel to fund the clinical trials of two devices simultaneously. Therefore, we have begun contacting potential partners/purchasers, and are hopeful that we will be successful in this endeavor in the first half of 2003. Presently, there are two competitors that we are aware of for distal embolic protection balloons. Medtronic PercuSurge is the only approved balloon device in the United States, and the Kensey-Nash Tri-Active balloon device is presently under clinical study.

While we look for a Guardian partner/purchaser, we are moving forward "full speed ahead" on completing the final development of the groundbreaking Rubicon Filter, a product that we believe has the potential to revolutionize the removal of dangerous plaque build-up from the human circulatory system. The Rubicon Filter will compete with various filters under development by Medtronic, Johnson & Johnson, Boston Scientific, Guidant, and others. We strongly believe that the Rubicon Filter will be superior to these competing embolic filter devices, none of which are yet approved for sale in the United States.

Our research and development team has worked diligently to prepare the Rubicon Filter for human testing. We believe the product is superior because it has an extremely low crossing profile for steering through blockages in an artery, it requires no bench preparation prior to using it in a procedure, it deploys from outside the body in less than one second, and it does not require the use of a catheter to unsheathe the filter. This is an important feature that enables the physician to steer and manipulate the device inside an artery with greater ease and accuracy. We firmly believe that the Rubicon Filter has the potential to become the standard of care for the vascular interventionalist.

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Chances are when you receive this letter I will be in Germany or Italy to finalize the on-site selection of hospitals, physicians and medical professionals that will participate in the clinical trial of the Rubicon Filter as part of our quest to obtain a CE Mark (marketing clearance) in Europe.

If all goes according to plan, we anticipate finalizing design specifications for the Rubicon Filter in the first quarter of 2003, with clinical trials beginning in Germany shortly thereafter and expected to last approximately six months. Once trial data has been submitted for CE Mark clearance, a response is generally given in approximately 90 days. Of course, no assurances can be given that the clinical trials will be completed in accordance with our projections or that CE Mark clearance will be obtained.

In the meantime, we have built a world-class Medical Advisory Board that includes neurosurgeons, interventional cardiologists and radiologists at some of the leading hospitals in the United States, and they are each anxiously awaiting the opportunity to help us launch our clinical trial of the Rubicon Filter in the U.S.

When and if the Rubicon Filter receives CE Mark clearance, we will begin marketing the device throughout Europe. We also hope to utilize the data gathered during our European clinical trial into the patient population needed for clearance from the U.S. Food & Drug Administration.

Look for us to begin U.S. clinical trials on the Rubicon Filter as early as the second half of 2003 at several dozen hospitals throughout the country. Given the requirements of the FDA, this process is estimated to take substantially longer (approximately 18-24 months) than is required in Europe. Nevertheless, this is critical for our long-term success and we anticipate possible completion of these U.S. trials in late 2004 or early 2005. Again, no assurances can be given that the U.S. clinical trials will be completed in accordance with our projections or that FDA approval will be obtained.

As we near the end of 2002, we are excited at the progress we have made in the last two years, but particularly in the last few months and for the following reasons:

1. The amended agreement with Abbott has strengthened Rubicon's financial position, providing additional cash to fund the company in 2003.
2. The amended Abbott agreement also enables Rubicon to look for new partners to license or purchase the Guardian System, bringing the possibility of additional revenues from the Guardian System.
3. Final selection is imminent of the sites and medical professionals for the European trials of the Rubicon Filter. And we have announced that Eberhard Grube, M.D., of Siegburg, Germany, an internationally recognized interventional cardiologist, will be the Principal Investigator for the study in Europe.
4. Last minute testing and refining of the Rubicon Filter continues on schedule for European trials anticipated to begin at the end of the first quarter of 2003.
5. CE Mark clearance of the Rubicon Filter is expected as early as mid-2003. 6. Clinical trials of the Rubicon Filter in the U.S. are expected to start as early as mid-2003.

In other words, for as much progress as we've made at Rubicon during the past 6-12 months, we expect even greater things in the coming 6-12 months ahead.

We appreciate your support and confidence in the Rubicon team and in the exciting technologies we have developed. We are pleased with our progress to date and believe our shareholders will also be pleased as we continue to advance our technologies, and as physicians, medical professionals and the public learn about the unique benefits of the Rubicon Filter.

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Thank you for allowing me to take a few minutes of your time today. Please feel free to contact me or our new public relations agency, Politis Communications, should you need any additional information.

So you know, we have also updated our website to include quick searches of press announcements and media coverage of our products and company. You can access this information at www.rubiconmed.com, where you will also find a copy of this letter available in PDF format. We also file reports with the Securities and Exchange Commission, including reports on Form 10-QSB, 10-KSB, and 8-K, that contain detailed business and financial information about the Company. You can access these reports at www.sec.gov. We will also provide copies of these reports to any of our shareholders upon request and without charge.

Look for additional news from the company in the weeks and months ahead.

Sincerely,

/s/ Richard J. Linder
-------------------------------
Richard J. Linder,
President and CEO,
Rubicon Medical Corporation

P.S. I've taken the liberty to enclose with this letter reprints of articles about Rubicon that recently appeared in The Enterprise, a weekly business paper in Salt Lake City, along with an article that printed in the Deseret News, a Utah daily newspaper. These articles are enclosed to give you an idea as to how the local press views our company. The statements made in the articles are the statements of the newspapers printing them and are not the statements of the Company. The Company's statements about its business and financial condition are contained in its SEC filings and its press releases.

Forward Looking Statements. This letter contains forward-looking statements that are based upon information available to the company as of the date of this letter. Any forward-looking statements involve risks and uncertainties, including those risks and uncertainties described in the company's filings with the Securities and Exchange Commission, that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, whether as a result of new information, future events or otherwise. The Rubicon Filter and Guardian System devices have not been approved for sale in the U.S. or Europe, clinical testing has not begun for either device (except limited clinical testing in Europe of the Guardian System), and no assurances can be given that clinical trials will begin, will follow our projected timetables, or that regulatory approvals for such devices will be obtained. Readers should not place undue reliance on these forward-looking statements.

[Note: The articles enclosed with the mailing were (i) an article from "The Enterprise," a Salt Lake City business weekly, dated October 21, 2002, captioned "Rubicon, Abbott amend licensing agreement over Guardian technology," and (ii) an article from the "Deseret News," a Salt Lake City daily newspaper, dated November 22, 2002, captioned "Tiny filter may be stroke lifesaver."]